UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 20, 2007
SUPERIOR OFFSHORE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-33412	72-1264943
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)
717 Texas Avenue, Suite 3150
Houston, Texas 77002
(Address of principal executive offices, including zip code)
(713) 910-1875
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On December 21, 2007, James J. Mermis, President and Chief Executive Officer of Superior Offshore International, Inc. (the “Company”), voluntarily requested that his annual base salary be decreased from $750,000 to $600,000. Also on December 21, 2007, Roger D. Burks, the Company’s Executive Vice President, Chief Financial and Administrative Officer, voluntarily requested that his annual base salary be decreased from $600,000 to $500,000. The new annual base salaries for these executives will be effective as of January 1, 2008, and are expected to remain unchanged through the end of 2008.

Item 8.01	Other Events.
     In June 2007, the Company entered into a contract for the charter of the Toisa Puma, a DP vessel. The contract term for the charter was two years, subject to options to extend the charter for up to two additional six-month periods. The Toisa Puma was delivered to the Company in late July 2007. As previously reported, in September 2007, the Company entered into binding arbitration proceedings related to a dispute over its charter of the Toisa Puma.
     On December 20, 2007, the Company entered into a settlement agreement with respect to the disputes concerning its charter of the Toisa Puma, pursuant to which the Company agreed to pay the vessel owner an additional $4,200,000, in installments of $1,500,000 on or before December 28, 2007, $1,500,000 on January 22, 2008 and $1,200,000 on or before January 31, 2008. In addition, the Company has previously paid the vessel owner $1,500,000 during the fourth quarter of 2007, which will be retained by the vessel owner. The Company and the vessel owner have terminated the pending arbitration and the charter of the Toisa Puma. The termination of this charter will relieve the Company of future additional charter payments for this vessel that would have totaled approximately $27,000,000.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR OFFSHORE INTERNATIONAL, INC.
Dated: December 26, 2007	By:	/s/ Roger D. Burks
Roger D. Burks
Executive Vice President, Chief Financial and Administrative Officer